UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2013
Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611

(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On April 29, 2013, Joseph G. Flanagan, age 41, was appointed to serve as the Chief Operating Officer of Accretive Health, Inc. (the “Company”), effective as of the start date of his employment with the Company, which will be approximately May 30, 2013. From February 2010 to April 2013, Mr. Flanagan served as senior vice president of Worldwide Operations at Applied Materials, Inc., which provides manufacturing solutions for the semiconductor, flat panel display and solar photovoltaic industries. From April 2006 to February 2010, Mr. Flanagan served in various capacities at Nortel Networks, a telecommunication company, including, from March 2009 to February 2010, as president of Nortel Business Services and senior vice president of Global Operations. Mr. Flanagan served most of his career at General Electric where he most recently was general manager of the organization's Power Controls Division from February 2005 to April 2006. Prior to this, from June 1993 to February 2005, Mr. Flanagan held a number of positions including general manager, operations, GE Consumer and Industrial EMEA; general manager, mergers and acquisitions, GE Digital Energy; and general manager, Industrial Controls.

In connection with his appointment, Mr. Flanagan and the Company entered into an offer letter agreement providing for at-will employment for an indefinite term, an annual base salary of $595,000, an annual target bonus opportunity of 100% of base salary, and eligibility to participate in the employee benefit programs of the Company generally available to senior executives of the Company. In addition, Mr. Flanagan (i) will be paid a $400,000 sign-on bonus, which is subject to repayment on a pro rata basis to the extent that Mr. Flanagan is terminated by the Company for “cause” or by Mr. Flanagan without “good reason” (each, as defined in the offer letter agreement) at any time during the first year of his employment with the Company and (ii) will be entitled to a one-time payment of $30,000 (less required deductions) for relocation expenses in addition to relocation benefits commensurate with his position in accordance with the Company's relocation program.

Pursuant to the offer letter agreement, contemporaneously with the commencement of his employment with the Company, Mr. Flanagan will be granted (i) an employment inducement nonstatutory stock option to purchase up to 800,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the Company's common stock on the grant date, and (ii) an employment inducement restricted stock award for 400,000 shares of the Company's common stock (collectively, the “Equity Awards”). The Equity Awards generally will vest in equal monthly installments over forty-eight months, subject to continued service with the Company. One-half of the unvested portion of the Equity Awards will be subject to accelerated vesting upon the occurrence of a “change in control” (as defined in the offer letter agreement) of the Company while Mr. Flanagan remains in the continued employment of the Company. The Equity Awards will be issued outside of the Company's 2010 Stock Incentive Plan as employment inducement grants in accordance with the rules of the New York Stock Exchange.

In the event that Mr. Flanagan's employment with the Company is terminated by the Company without “cause” or by Mr. Flanagan for “good reason,” in addition to any earned but unpaid salary and his accrued and vested benefits under the employee benefit programs of the Company, which are payable upon any termination of employment, Mr. Flanagan also will be entitled to receive:

•
Continued salary and health benefits for a period of 12 months following the date of such termination, subject to Mr. Flanagan's timely execution of a general release of claims in favor of the Company and its affiliates;

•
In the case of such termination prior to the first anniversary of the grant date of the Equity Awards, accelerated vesting of the outstanding, unvested portion of the Equity Awards that would have become vested on or prior to the first anniversary of the date of such termination; and

•
In the case of such termination upon or within one year following the occurrence of a “change in control” of the Company, full accelerated vesting of the outstanding, unvested portion of the Equity Awards.

Mr. Flanagan is subject to non-competition and non-solicitation covenants that prohibit him from engaging in certain restricted activities (including competition and solicitation of employees and customers of the Company) for 12 months (in the case of the non-competition covenant) or 18 months (in the case of the non-solicitation covenant) following his termination of service with the Company. Mr. Flanagan is also subject to confidentiality restrictions and inventions assignment obligations applicable during and after the period of his service with the Company that protect the Company's proprietary information.

In addition, the Company has entered into an indemnification agreement with Mr. Flanagan in the form that the Company has entered into with its directors and other executive officers. Such agreement provides that the Company will indemnify Mr. Flanagan to the fullest extent permitted by law for claims arising in his capacity as an executive officer of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Flanagan, the Company will be required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

(e)

On April 3, 2013, the Company and Mary A. Tolan, a founder and President and Chief Executive Officer of the Company, mutually agreed to transition the role of Chief Executive Officer to her successor, Stephen F. Schuckenbrock, and to have Ms. Tolan voluntarily resign all of her other roles as an employee and officer of the Company.

In connection with the transition, the Company and Ms. Tolan entered into a Chairman's Agreement and a related Mutual General Release Agreement, each dated April 24, 2013. In connection with her continued service as non-executive Chairman, Ms. Tolan will be entitled to the following compensation and benefits:

•	An annual retainer of $731,000, payable in pro rata monthly installments in arrears for the duration of the engagement, which can be terminated at any time by either party;

•	Continued health benefits entirely subsidized by the Company, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, for a period of up to 18 months following April 3, 2013; and

•
Continued vesting and exercisability of the outstanding stock options held by Ms. Tolan as of April 3, 2013, in accordance with the terms and conditions of the applicable equity award documentation, so long as Ms. Tolan remains in the continued service of the Company. Following termination of her continued service with the Company, the vested stock options held by Ms. Tolan at such time will remain exercisable for the remainder of the maximum stated term of the stock options.

The Mutual General Release Agreement contains a customary general release of claims by Ms. Tolan in favor of the Company and its affiliates. In addition, the Chairman's Agreement contains non-competition and non-solicitation covenants that prohibit Ms. Tolan from engaging in certain restricted activities (including competition with the Company and solicitation of employees and customers of the Company) during her continued service with the Company and for a period of one year following the termination of her service for any reason. Ms. Tolan is also subject to confidentiality restrictions applicable during and after the period of service that protect the Company's proprietary information.

(b)

On April 24, 2013, Gregory N. Kazarian informed the Company that he is resigning as Senior Vice President of the Company, effective as of May 31, 2013 (the “Effective Date”).

In connection with his resignation, the Company and Mr. Kazarian entered into a Transition Agreement on April 24, 2013 pursuant to which Mr. Kazarian will continue to serve in his current position of Senior Vice President through the Effective Date. Thereafter, in return for his execution of the Transition Agreement (which includes a general waiver and release of claims) and his further execution of an agreement advancing the effective date of his waiver and release of claims to the Effective Date, Mr. Kazarian will be entitled to the following post-employment compensation and benefits:

•
Up to one year's post-employment compensation at his base salary, currently $412,000, through May 31, 2014, which payments will terminate upon his acceptance of full time employment with a new employer;

•
Continued medical benefits for up to one year, entirely subsidized by the Company, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, for the period ending on May 31, 2014, which subsidy will terminate upon his acceptance of full time employment with a new employer; and

•	Mr. Kazarian's exercise rights with respect to his vested stock options as of the Effective Date will be extended through May 31, 2014.

The Transition Agreement contains a customary general release of claims by Mr. Kazarian in favor of the Company and its affiliates. In addition, the agreement incorporates by reference all confidentiality, non-disclosure and proprietary interests agreements executed by Mr. Kazarian during his tenure of employment with the Company. Mr. Kazarian is also subject to confidentiality restrictions applicable during and after the transition period that protect the Company's proprietary information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.
Date:	April 30, 2013	By:	/s/ John T. Staton
John T. Staton
Chief Financial Officer and Treasurer